UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
Form 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): November 8, 2021

TEXAS MINERAL RESOURCES CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-53482	87-0294969
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

539 El Paso St. Sierra Blanca, Texas	79851
(Address of principal executive offices)	(Zip Code)

(915) 369-2133
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Mineral Exploration and Option Agreement

On November 8, 2021, Standard Silver Corp., a wholly-owned subsidiary of Texas Mineral Resource Corp. (the “Company”), entered into Mineral Exploration and Option Agreement with Santa Fe Gold Corporation (“Santa Fe”). Under the agreement, the Company and Santa Fe will pursue, negotiate and subsequently enter into a joint venture agreement with Santa Fe to jointly explore and develop a target silver property which has been selected by the Company among patented and unpatented mining claims held by Santa Fe within the Black Hawk Mining District in Grant County, New Mexico. Completion of a joint venture agreement is subject to the successful outcome of a multi-phase exploration plan leading to a bankable feasibility study to be undertaken in the near future by the Company. Under the terms of the joint venture agreement, the Company would be the project operator and initially own 50.5% of the joint venture while Santa Fe would initially own 49.5%. Additional terms of the joint venture are to be negotiated between the Company and Santa Fe.

Under terms of the agreement, the Company plans to conduct a district-wide evaluation among the patented and unpatented claims held by Santa Fe, consisting of geologic mapping, sampling, trenching, radiometric surveying, geophysics, drilling and/or other methods as warranted. Based on the district-wide evaluation, the Company will designate one 80-acre tract as the “Project Area” and commence detailed exploration work. The property covered in the agreement is approximately 1,300 acres and covers approximately 75% of the known mining district. The area to be studied also includes a two-mile radius “area of interest.” The agreement also provides the Company with the option to include in the “Project Area” properties within the “area of interest”. The term of the option is for so long as the Company continues to conduct exploration activities in the Project Area and can be exercised on 60 days notice to Santa Fe.

The foregoing description of the agreement is qualified in its entirety by reference to the text of the Agreement, a copy of which the Company is filed herewith as Exhibit 10.1.

Financing and Purchase Option Agreement

On November 8, 2021, the Company also entered into a Financing and Purchase Option Agreement with Greentech Minerals Holdings, Inc. (“Greentech”). Under the agreement, Greentech is responsible for funding initial exploration activities and the bankable feasibility study, estimated to cost approximately $6.5 million, for the Santa Fe project exploration. It is contemplated that the bankable feasibility study will be designed to proceed in five tranches, each based on the success of the previous. It is estimated that completion of all tranches, if successful, would take twelve to fifteen months, depending on variables such as data analysis, weather and permitting.

Upon successful completion of the study, Greentech will be entitled to received 20% of the Company’s initial equity in the proposed joint venture with Santa Fe, equal to approximately 10.1% of the total equity of the joint venture. In addition, assuming Greentech exercises its option to participate in funding the Santa Fe project capital expenditures, currently anticipated to be approximately $15 million, it will be entitled to receive another 20% of the Company’s initial equity in the future joint venture, equal to approximately an additional 10.1%. In total, Greentech, in exchange for its funding, has the ability to earn at least 20.2% of the potential joint venture with Santa Fe assuming successful completion of the overall first project.

Item 8.01	Other Events.

The Company issued a press release on November 9, 2021 announcing the entry into the agreement with Santa Fe and the agreement with Greentech, a copy of which is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Mineral Exploration and Option Agreement dated effective October 7, 2021 between Standard Silver Corp. and Santa Fe Gold Corporation.

10.2	Financing and Purchase Option Agreement dated effective November 2, 2021 between Standard Silver Corp. and Greentech Minerals Holdings, Inc.

99.1	Press Release issued by Texas Mineral Resources Corp., dated November 9, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Texas Mineral Resources Corp.

Dated: November 09, 2021	/s/ Daniel Gorski
Daniel Gorski Chief Executive Officer